Exhibit 99.2

Introduction

Our Business

We are a specialty biopharmaceutical company committed to developing and commercializing innovative ophthalmic products for the treatment of eye diseases. Our lead product, DEXYCU™ (dexamethasone intraocular suspension) 9%, approved by the U.S. Food and Drug Administration (“FDA”) in February 2018, is administered as a single dose at the end of ocular surgery and is the first long-acting intraocular product approved by the FDA for the treatment of post-operative inflammation. DEXYCU utilizes our proprietary Verisome® drug-delivery platform, which allows for a single intraocular injection that releases over time. There are over four million cataract surgeries performed annually in the U.S., and we plan to launch DEXYCU in the U.S. in the first half of 2019 with a primary focus on its use following cataract surgery. Our lead product candidate is YUTIQ™ for the treatment of non-infectious uveitis affecting the posterior segment of the eye (“three-year uveitis”). Injected into the eye in an office visit, YUTIQ is a tiny micro-insert that delivers a micro-dose of a corticosteroid to the back of the eye on a sustained constant (zero order release) basis for approximately three years. On March 19, 2018, the FDA accepted our New Drug Application (“NDA”) for YUTIQ and set an FDA Prescription Drug User Fee Act (“PDUFA”) action date of November 5, 2018. YUTIQ is based on our proprietary Durasert™ sustained-release drug delivery technology platform, which can deliver drugs for predetermined periods of time ranging from months to years. Posterior segment uveitis is the third leading cause of blindness in the U.S. and affects between 55,000 to 120,000 people in the U.S. If approved in November 2018, we expect to launch YUTIQ in the U.S. in the first half of 2019.

The Unmet Need in the Treatment of Eye Disease

The human eye is an organ which reacts to light to provide sight. The eye has two principal anatomical segments: the anterior segment and the posterior segment. The anterior segment consists of the cornea, iris, pupil, lens and aqueous humor, while the posterior segment consists of the retina, choroid, vitreous humor and the optic nerve.

The tissues and structures in the anterior and posterior segment of the eye work in concert to produce sight. Light from an object or scene enters the eye through the anterior chamber, beginning with the cornea. The cornea bends the light such that it passes freely through the pupil, which is the opening in the center of the iris. The iris works like a shutter in a camera enlarging or shrinking, depending on how much light is entering the eye. After passing through the iris, the light rays pass through the eye’s natural crystalline lens. This clear, flexible structure works like the lens in a camera, shortening and lengthening its width in order to focus light rays properly. Light rays then pass from the anterior segment into the posterior segment of the eye starting with a dense, transparent gel-like substance, called the vitreous. The vitreous fills the globe of the eyeball, which bathes the eye in nutrients and helps the eye hold its spherical shape. In a normal eye, the light rays come to a sharp focusing point on the retina. The retina functions much like the film in a camera, capturing the light rays, processing them into light impulses through millions of tiny nerve endings and then sending these light impulses through over a million nerve fibers to the optic nerve. Because the process of producing sight requires the precise coordination of the tissues and structures in both the anterior and posterior segment of the eye, if disease affects any one of these components, vision can be impaired or potentially blinded.

Diseases of the anterior chamber of the eye include ocular inflammation, cataracts, dry eye, infection, and refractive disorders. Glaucoma, which is a disease that damages the optic nerve, can also be caused by inflammation in the anterior chamber (inflammatory or uveitic glaucoma). Because the anterior segment is readily accessible, physicians typically treat these diseases with topically-applied eye drops. However, there are several limitations of eye drops. First, the eye often eliminates topically applied medications via tear elimination, limiting the penetration of drugs into the ocular tissue. Second, eye drops are often administered by patients themselves, which often leads to misuse or non-compliance by patients due to complicated and arduous eye drop regimens.

Diseases of the posterior segment of the eye include age-related macular degeneration (“AMD”), diabetic retinopathy, diabetic macular edema (“DME”) and posterior segment uveitis. These diseases frequently result in damage to the vasculature of the eye, leading to poor visual function, and often to proliferation of new, abnormal and leaky blood vessels in the back of the eye. These conditions can lead to retinal damage, scarring and irreversible loss of vision. Because the posterior chamber is not readily accessible, physicians typically treat these diseases with intravitreal injections. However, there are several limitations of intravitreal injections. First, these injections can be painful to the eye and often cause swelling or bleeding. Second, intravitreal injections are not an effective means of delivering a steady state dose to the site of disease.

Drug delivery for treating ophthalmic diseases in both the anterior and posterior segments of the eye is a significant challenge. Due to the effectiveness of the blood-eye barrier, it is difficult for systemically (orally or intravenously) administered drugs to reach the retina in sufficient quantities to have a beneficial effect without causing adverse side effects to other parts of the body. Injecting drugs in solution directly into the back of the eye can achieve effective, but often transient, dosage levels in the eye, requiring repeated injections. In addition to the issues of inconvenience, cost and noncompliance, repeated intravitreal injections have medical risks, including intraocular infection, perforated sclera and vitreous hemorrhage.

Ophthalmic drugs, whether drops, injections or taken orally, are often not administered on the optimal schedule or at all, because patients do not self-administer as prescribed or do not get medical professional administration as required. The risk of patient non-compliance increases when treatment involves multiple products or complex or painful dosing regimens, as patients age or suffer cognitive impairment or serious illness, or when the treatment is lengthy or expensive.

Due to the drawbacks of traditional delivery, we believe the development of methods to deliver drugs to patients in a more precise, controlled fashion over sustained periods of time satisfies an unmet medical need. Our products, DEXYCU and, if approved, YUTIQ are intended to address diseases of both the anterior and posterior segment of the eye, respectively, through long-acting and sustained delivery technology.

Our Products and Product Candidates

The following table describes the stage of each of our current development programs:

Product	Disease	Stage of Development	Partner
DEXYCU	Occular Post-Surgical Inflammation	FDA-approved	None

ILUVIEN	DME	Approved in the U.S. and 17 EU countries; commercialized since 2013 in the U.K. and Germany, since 2015 in U.S. and Portugal and since 2017 in Ireland and Austria; commenced distribution through sublicense partners in the second quarter of 2017 in Spain, Italy and various countries in the Middle East	Alimera

RETISERT	Posterior segment uveitis	FDA-approved; commercialized in the U.S. since 2005	Bausch & Lomb

VITRASERT	CMV retinitis	FDA-approved; commercialized from 1996 through 2012 (patent expiration)	Bausch & Lomb

YUTIQ	Posterior segment uveitis	NDA accepted with PDUFA action date of November 5, 2018	For U.S.: commercialize independently pending NDA approval

		Type II variation accepted for review in 17 EU countries previously approved for ILUVIEN for DME	For EMEA: regulatory, reimbursement and distribution licensed to Alimera under ILUVIEN

YUTIQ shorter-acting uveitis	Posterior segment uveitis	Pre-clinical	None

Durasert TKI for Wet AMD	Wet AMD	Pre-clinical	None

DEXYCU

DEXYCU is the first long-acting intraocular product approved by the FDA for the treatment of post-operative inflammation. Cataract surgery is one of the most frequent surgical procedures performed in the U.S., with over four million procedures performed annually. However, patients often experience post-operative ocular inflammation. Under the current standard of care for inflammation associated with cataract surgery, patients, many of whom are elderly, must self-administer medicated eye drops several times a day over a period of several weeks. DEXYCU, administered as a single intraocular injection at the conclusion of surgery, utilizes our Verisome technology to dispense a biodegradable extended-release formulation of dexamethasone in the posterior chamber directly behind the iris. We believe that a single administration of a corticosteroid at the site of inflammation may benefit patients by eliminating non-compliance and dosing errors associated with the current practice of dispensing multiple daily self-administered eye drops following cataract surgery over a period of several weeks.

The efficacy of DEXYCU was demonstrated in a double-blinded randomized Phase 3 clinical trial of 394 patients. In the clinical trial, patients received an intraocular dose of 517 micrograms (“mcg”) of DEXYCU, 342 mcg of DEXYCU, or placebo administered by a physician at the end of cataract surgery. The primary efficacy outcome in the clinical trial was anterior chamber cell clearing in the study eye on the eighth day following surgery. The percentage of patients meeting the primary efficacy outcome was 20% in the placebo group while 57% and 60% met the primary efficacy outcome in the 342 and 517 mcg DEXYCU treatment groups, respectively. In addition, the percentage of patients receiving rescue medication of ocular steroid or a nonsteroidal anti-inflammatory drug was significantly lower at day one, three, eight, 15 and 30 in the 342 and 517 mcg treatment groups versus placebo. The most common adverse reactions (5 – 15%) reported with DEXYCU were increased intraocular pressure, corneal edema and iritis. Other adverse reactions occurring in 1 – 5% of subjects included corneal endothelial cell loss, blepharitis, eye pain, cystoid macular edema, dry eye, ocular inflammation, posterior capsule opacification, blurred vision, reduced visual acuity, vitreous floaters, foreign body sensation, photophobia and vitreous detachment. Warnings and precautions included on the label for DEXYCU include increases in intraocular pressure, delayed healing, exacerbation of infection and cataract progression and side effects generally associated with intraocular steroids.

The FDA-approved dosage of DEXYCU is 0.005 milliliters (“mL”) of dexamethasone 9% (equivalent to 517 mcg), administered as a single dose intraocularly in the posterior chamber, directly behind the iris, at the end of surgery. DEXYCU will be available as a 9% intraocular suspension equivalent to dexamethasone 103.4 mg/mL in a single-dose vial provided in a kit. The drug is encapsulated in the fully bioerodible Verisome technology, which provides a steady release of dexamethasone for up to 22 days post injection.

We acquired the rights to DEXYCU on March 28, 2018 through the acquisition of Icon Bioscience, Inc. (“Icon”). We paid Icon’s security holders approximately $15 million at the closing of the transaction, and are obligated to pay certain post-closing contingent cash payments upon the achievement of specified milestones based upon certain net sales and partnering revenue standards, in each case subject to the terms and conditions set forth in that certain Agreement and Plan of Merger, dated March 28, 2018, by and among us, Oculus Merger Sub, Inc., Icon and Shareholder Representative Services LLC, solely in its capacity as the representative of Icon’s securityholders (the “Merger Agreement”). These include but are not limited to (i) a one-time development milestone of $15.0 million payable in cash upon the first commercial sale of DEXYCU in the United States, (ii) sales milestone payments totaling up to $95.0 million upon the achievement of certain sales thresholds and subject to certain Centers for Medicare & Medicaid Services (“CMS”) reimbursement conditions set forth in the Merger Agreement, (iii) quarterly earn-out payments equal to 12% on net sales of DEXYCU in a given year, which earn-out payments will increase to 16% of net sales of DEXYCU in such year beginning in the calendar quarter for such year to the extent aggregate annual consideration of DEXYCU exceeds $200.0 million in such year, (iv) quarterly earn-out payments equal to 20% of partnering revenue received by us for DEXYCU sales outside of the United States, and (v) single-digit percentage quarterly earn-out payments with respect to net sales and/or partnering income, if any, resulting from future clinical development, regulatory approval and commercialization of any other product candidates we acquired in connection with the acquisition of Icon.

We plan to launch DEXYCU in the U.S. in the first half of 2019 following the successful scale up of commercial infrastructure and commercial supplies. We plan to commercialize DEXYCU ourselves in the U.S. through a contract sales organization (“CSO”) utilizing a “build and buy” strategy whereby the sales leadership (National Sales Director and District Managers) is hired by us, and the key account managers (“KAMs”) and sales representatives are hired by the CSO with the option for us to hire these reps after a period of time. We believe this flexible sales model provides less execution risk to us as CSOs can leverage costs across multiple clients, and thus are able to cost-effectively build the necessary infrastructure to support sales activities using varied, industry-wide experience to provide the most impactful solutions.

We believe that approximately four million cataract surgeries will be performed in the U.S. in 2018. The current standard of care in the U.S. for treating post-operative inflammation is primarily a combination of steroid, antibiotic and non-steroidal eye drops on a tapered treatment regimen that can last up to four weeks. This eye drop treatment regimen is complicated, and can result in up to 100 eye drops being administered over time. Steroid eye drops are the most complicated, requiring up to 70 eye drops over 3-4 weeks on a tapered dosing schedule. Further, cataract surgery patients are often elderly and can have compromised cognitive function, osteoarthritis in their hands and poor eyesight due to the cataract surgery. These complexities can lead to poor compliance due to missed eye drops, eye drops not going into the eye, and/or not finishing the treatment regimen. In addition, patients often call their physician’s office multiple times to have them re-explain the treatment regimen. As a result, physicians, their staffs, patients and their caregivers are frustrated with the current post-ocular drop intensive treatment regimen. We believe DEXYCU addresses many of these issues and potentially eliminates the need for post-surgical steroid eye drops by providing one injection immediately post-surgery into the same incision site where the new intraocular lens has been placed. We believe physicians will react positively to this single injection because the full steroid dose will be placed at the surgical site where inflammation can occur post-surgery.

The majority of patients who undergo cataract surgery are covered by Medicare Part B. New drugs approved by the FDA that are part of cataract surgery must be priced at a “not insignificant” price level relative to the overall cost of the procedure to be covered under what is called a transitional pass-through payment. This “pass through payment” consists of Medicare reimbursement for the drug paid in addition to an ambulatory surgical center’s facility fee. The pass-through payment was established by Congress to foster innovative drug development. This

Congressional provision is referred to as transitional because it is designed to be a bridge into the regular reimbursement payment scheme. The pass-through status is temporary, lasting three years and the product is reimbursed under what is called a “C” code. C codes are issued quarterly by CMS.

DEXYCU will qualify for Medicare transitional pass-through payment if we price DEXYCU at the minimum threshold required as part of the transitional pricing formula, which we intend to do. As such, we expect to file for a pass-through C code shortly before launch. Under this regulation, we will be required to price DEXYCU at a minimum of approximately $485 per dose. We have not yet determined final pricing, other than that it will be modestly higher than $485 to ensure we will continue to qualify for pass-through status after including normal industry discounts and rebates given to providers or commercial payors.

After three years, pass through status is eliminated and DEXYCU would be incorporated into the cataract bundled payment system, which will significantly reduce the pricing for DEXYCU. We are working with outside consultants to potentially gain an extension to the transitional payment system, or separate the drug payment from the bundled cataract surgery payment after the three-year transitional payment ends and continue to be reimbursed separately for a longer period of time, potentially through patent life.

Our DEXYCU U.S. patent portfolio consists of two issued patents under an exclusive license from Ramscor, Inc. for all ophthalmic conditions. These two issued patents contain composition claims for delivering biologically active substances using citric acid esters. In addition, we have received Notices of Acceptance for two U.S. patent applications. These patent applications, one with method of use claims and the other with device claims, would provide further protection for DEXYCU through May 2034.

The drug delivery technology used in DEXYCU is called Verisome. The basic technology can be formulated into numerous products, as a biodegradable solid, gel, or liquid substance that provides drug release in a controlled manner over a period of weeks to several months for ocular, systemic, or topical applications. Ophthalmic applications are focused on the ability of this system to create an injectable liquid or slightly viscous gel. Verisome-based products can be injected into the aqueous or vitreous humor as a liquid via a small gauge needle. When the drug is injected into an ocular chamber, it coalesces into a single spherule that settles in the lower portion of the chamber. The system is biodegradable and versatile for administering different drugs; furthermore, duration of use can be tailored. Shrinkage of the Verisome spherule over time reflects simultaneous degradation of the delivery system and release of the active agent. In ophthalmology, this mode of delivery offers advantages because the physician can easily assess the status of therapy by observing the drug-containing system within the eye. When the spherule is no longer visible, the entire drug has been released, and no inactive ingredient remains in the eye.

We believe our Verisome system could be used to release a broad range of pharmaceutical agents, including small molecules, peptides, proteins, and monoclonal antibodies. Potential applications could include intraocular products to treat inflammation, ocular hypertension and glaucoma.

Durasert Technology Platform

Our Durasert technology platform uses proprietary sustained polymer technology to deliver drugs to treat chronic diseases, especially those affecting the hard to access posterior segment of the eye. The Durasert technology platform utilizes a miniaturized, injectable, sustained-release insert for small molecules that can last for up to three years. The Durasert technology insert is only 3.5 mm in length with a diameter of just 0.37 mm. The insert can be administered in an office setting through a needle as small as 25-gauge. To date, three products utilizing successive generations of the Durasert technology have been approved by the FDA. These products include ILUVIEN® (fluocinolone acetonide (“FA”) intravitreal implant) 0.19 mg, licensed to Alimera Sciences, Inc. (“Alimera”) and RETISERT® (FA intravitreal implant) 0.59 mg and VITRASERT® (ganciclovir) 4.5 mg, both licensed to Bausch & Lomb.

Our Durasert technology platform is designed to address the issue of sustained delivery for ophthalmic and other product candidates. Specifically, our Durasert platform features:

•	Extended Delivery. The delivery of drugs for predetermined periods of time ranging from months to years. We believe that uninterrupted, sustained delivery offers the opportunity to develop products that reduce the need for repeated applications, thereby reducing the risks of patient noncompliance and adverse effects from repeated administrations.

•	Controlled Release Rate. The release of therapeutics at a controlled rate. We believe that this feature allows us to develop products that deliver optimal concentrations of therapeutics over time and eliminate excessive variability in dosing during treatment.

•	Localized Delivery. The delivery of therapeutics directly to a target site. We believe this administration can allow the natural barriers of the body to isolate and assist in maintaining appropriate concentrations at the target site in an effort to achieve the maximum therapeutic effect while minimizing unwanted systemic effects.

Three products utilizing our Durasert technology that have been approved by the FDA, and our product candidates in development, including YUTIQ three-year uveitis and other shorter duration product candidates, use our Durasert technology platform to provide sustained, localized delivery of small molecule drugs to the posterior segment of the eye. In these products and product candidates, a drug core is surrounded with one or more polymer layers, and the permeability of those layers and other design aspects of the product or product candidate control the rate and duration of drug release. By changing elements of the design, we can alter both the rate and duration of release to meet different therapeutic needs. Although the earlier ophthalmic products that utilize the Durasert technology, RETISERT and VITRASERT, are surgically implanted, ILUVIEN, YUTIQ three-year uveitis and our other ophthalmic product candidates are designed to be injected at the target site in an office visit.

YUTIQ

YUTIQ, our lead product candidate, is based on our Durasert technology platform and consists of an injectable, sustained-release micro-insert designed to treat chronic, noninfectious posterior uveitis, intermediate uveitis and panuveitis affecting the posterior segment of the eye. YUTIQ is designed to provide sustained daily release of a total of 0.18 mg of the off-patent corticosteroid FA at a controlled rate directly to the back of the eye over approximately three years from a single administration performed in an office visit. It is injected with our proprietary inserter using a 25-gauge needle. We are developing YUTIQ independently and have licensed regulatory, reimbursement and distribution rights to Alimera for Europe, the Middle East and Africa (“EMEA”) under the ILUVIEN tradename. Subject to NDA approval by the FDA, we plan to independently commercialize YUTIQ in the U.S. Further, in conjunction with the commercialization of DEXYCU, we expect to spread our commercial, medical, legal, corporate and regulatory infrastructure over two products.

Posterior segment uveitis is a chronic, non-infectious inflammatory disease affecting the posterior segment of the eye, often involving the retina, and is a leading cause of blindness in developed countries. It afflicts people of all ages, producing swelling and destroying eye tissues, which can lead to severe vision loss and blindness. In the U.S., posterior segment uveitis is estimated to affect approximately 55,000-120,000 people, resulting in approximately 30,000 cases of blindness and making it the third leading cause of blindness in the U.S. Patients with posterior segment uveitis are typically treated with ocular injected steroids and systemic steroids, but frequently develop serious side effects from systemic steroids over time that can limit effective dosing. Patients who do not tolerate systemic steroids then are offered – as the last line of treatment - therapy with systemic immunosuppressants or biologics, which themselves can cause severe side effects including an increased risk of cancer.

On March 19, 2018, the FDA accepted our NDA for YUTIQ and it has set a PDUFA action date of November 5, 2018. If approved, we expect to launch YUTIQ in the U.S. in the first half of 2019.

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YUTIQ Phase 3 Trials

In our two Phase 3 trials to assess the safety and efficacy of YUTIQ, we achieved the primary efficacy endpoint of prevention of recurrence of uveitis through six months with statistical significance (p value of < 0.001 in each study). These studies are randomized, sham injection-controlled, double-masked trials with the primary endpoint of both trials defined as recurrence of disease at six months, with patients followed for three years. Our first Phase 3 trial enrolled 129 patients in 16 centers in the U.S. and 17 centers outside the U.S, with 87 eyes treated with YUTIQ and 42 eyes receiving sham injections. Our second Phase 3 trial enrolled 153 patients in 15 centers in India with 101 eyes treated with YUTIQ and 52 eyes receiving sham injections. The 36-month patient follow-up was recently completed in the first of the two Phase 3 trials.

Our first Phase 3 trial met its primary efficacy endpoint of prevention of recurrence of disease at 6 months with statistical significance (p < 0.001, intent to treat analysis; recurrence of 18.4% for YUTIQ versus 78.6% for control). The trial yielded similar efficacy through 12 months of follow up (p < 0.0001, intent to treat analysis; recurrence of 27.6% for YUTIQ versus 85.7% for control). YUTIQ was generally well tolerated through 12-months of follow-up. The incremental risk of elevated intraocular pressure (“IOP”) for YUTIQ-treated eyes compared to control eyes was lower through 12 months than through six months for elevation over 21 mmHg (6.1% versus 10.9%) as well as for the more serious elevation over 25 mmHg (7.6% versus 11.3%). Elevated IOP was generally well treated with eye drops. Through 12 months, the percentage of eyes requiring filtration surgery was low and similar between YUTIQ-treated and control eyes (3.4% versus 2.4%). Of the 63 study eyes with a natural lens at baseline, 33.3% of YUTIQ-treated eyes compared to 4.8% of control eyes required cataract surgery through 12 months. Cataracts are both a side effect of treatment with steroids and a natural consequence of uveitis.

Our second Phase 3 trial also met its primary efficacy endpoint of prevention of recurrence of disease at 6 months with statistical significance (p < 0.001, intent to treat analysis; recurrence of 21.8% for YUTIQ versus 53.8% for control). As in the first Phase 3 trial, YUTIQ was generally well tolerated through 6 months, and twelve-month follow-up efficacy and safety data was consistent with the 12-month data from our first Phase 3 trial. The 36-month patient follow-up is expected to be completed in October 2019.

We also conducted a multi-center, randomized, controlled, single-masked study of the safety and utilization of two different inserters for YUTIQ. We enrolled 26 subjects (38 eyes) in this study in 6 centers in the U.S. The utilization and safety results of this study have been included in our NDA filing for YUTIQ.

YUTIQ Regulatory Strategy

On March 19, 2018, the FDA accepted our NDA for YUTIQ and it has set a PDUFA action date of November 5, 2018.

We have out-licensed YUTIQ rights to Alimera for the EMEA as an extension of our existing license agreement with Alimera pursuant to which we had granted worldwide license rights to ILUVIEN for DME and other potential back-of-the-eye diseases (other than uveitis) utilizing a corticosteroid with our Durasert technology. In the EU, Alimera has filed our three-year uveitis data as a Type II variation in each of the seventeen countries in which it previously obtained regulatory approval for ILUVIEN for DME. Alimera has reported that it expects to receive EU approval for YUTIQ (under its ILUVIEN trademark) during the first half of 2019.

YUTIQ Marketing Strategy

Subject to approval by the FDA, we intend to commercialize YUTIQ ourselves in the U.S. We believe that the uveitis market in the U.S. is relatively modest in size, with an estimated patient prevalence for non-infectious posterior segment uveitis of approximately 55,000 to 120,000 patients. Consequently, the number of retinal physicians who treat the majority of this patient population is estimated to be fewer than 500. As a result, we believe the commercial footprint and cost to market for YUTIQ will be less than a typical pharmaceutical product launch with a larger physician call population. Members of our leadership team have extensive commercialization experience and we believe that commercializing ourselves in the U.S. will maximize the value of YUTIQ to us. Outside of the U.S., we licensed the EMEA rights to YUTIQ to Alimera as part of the July 10, 2017 amended and restated collaboration agreement with Alimera (the “Amended Alimera Agreement”). Alimera has reported that it plans to commercialize the uveitis EMEA indication under the ILUVIEN trademark. We plan to seek out-license partner arrangements in other territories.

Development Product: Shorter Duration YUTIQ

We are developing a next-generation, shorter-duration treatment for posterior segment uveitis, using the same Durasert technology and drug (FA) as in three-year YUTIQ. This program is designed to offer a shorter delivery period, thus providing physicians with flexibility for multiple dosing intervals. Our market research has indicated a strong preference amongst those physicians surveyed for both a six to nine-month drug delivery product and a three-year drug delivery option. Although we believe many patients would likely opt for a longer-acting treatment option, some doctors may prefer to initially treat their uveitis patients over shorter time periods.

Development Product: TKI Insert for Wet AMD

We are investigating the development of an injectable, bioerodible, sustained-release Durasert insert delivering a TKI for treatment of wet AMD. AMD, the leading cause of vision loss in people over 65, is most commonly treated with intravitreal injections of biologics that block vascular endothelial growth factor (“VEGF”). FDA-approved Lucentis® and Eylea® and off-label use of anti-cancer drug Avastin® are the leading treatments for wet AMD. These biologics must be injected into the eye as frequently as monthly and typically can lose efficacy over time, resulting in vision loss and return of the disease.

In cancer therapy, TKIs are taken orally, but their toxicity prevents their systemic use to treat AMD. Using our Durasert technology, we plan to develop an implant to deliver a TKI directly to the back of the eye with a total dose that is significantly lower than what is customarily used in a course of cancer therapy.

Our development goal is to provide sustained treatment of wet AMD for six months with a single injection of a TKI-based product, targeting VEGF while avoiding or reducing the toxic systemic side effects of TKIs and the frequent injections of current wet AMD anti-VEGF biologics. Using a model TKI (that is not patentable), we have generated pre-clinical data that demonstrate that a TKI delivered by a sustained release insert was comparably efficacious to a commercially available biologic indicated for wet AMD delivered by injection, both in preventing choroidal neovascularization and in reducing vascular leakage. On the basis of these data, we are currently evaluating other, potentially patentable TKIs for sustained release over several months and with comparable therapeutic effects.

Approved Durasert Technology Product: ILUVIEN for DME

ILUVIEN is an injectable, sustained-release micro-insert based on our Durasert technology platform and delivers 0.19 mg of FA to the back of the eye for treatment of DME. The ILUVIEN micro-insert is substantially the same micro-insert used in the injection of YUTIQ. ILUVIEN is injected in an office visit using a 25-gauge inserter, and delivers approximately 36 months of continuous, low-dose corticosteroid therapy with a single injection. ILUVIEN is approved in the U.S. for the treatment of DME in patients who have been previously treated with a course of corticosteroids and did not have a clinically significant rise in IOP. In the 17 EU countries where ILUVIEN has been approved, it is indicated for the treatment of vision impairment associated with chronic DME considered insufficiently responsive to available therapies. DME is a disease suffered by diabetics where leaking capillaries cause swelling in the macula, the most sensitive part of the retina. DME is a leading cause of blindness in the working-age population in most developed countries.

We have licensed ILUVIEN to Alimera. Alimera has sold ILUVIEN for DME in the U.K. and Germany since 2013, in Portugal and the U.S. since 2015 and in Austria and Ireland beginning in 2017. ILUVIEN also has marketing approvals in 12 other European countries. Alimera has sublicensed distribution, regulatory and reimbursement matters for ILUVIEN in Australia and New Zealand, Canada, Italy, Spain, France and numerous countries in in the Middle East.

On July 10, 2017, we entered into the Amended Alimera Agreement, pursuant to which we (i) licensed our Durasert three-year uveitis product candidate (called YUTIQ in the U.S. and planned to be called ILUVIEN in the EMEA) to Alimera for the EMEA and (ii) converted the net profit share arrangement for each licensed product

(including ILUVIEN) under the original collaboration agreement with Alimera (the “Prior Alimera Agreement”) to a sales-based royalty on a calendar quarter basis commencing July 1, 2017, with payments from Alimera due 60 days following the end of each quarter.

Sales-based royalties start at the rate of 2%. Commencing January 1, 2019 (or earlier under certain circumstances), the sales-based royalty will increase to 6% on aggregate calendar year net sales up to $75 million and 8% in excess of $75 million. Alimera’s share of contingently recoverable accumulated ILUVIEN commercialization losses under the Prior Alimera Agreement, capped at $25 million, are to be reduced as follows: (i) $10.0 million was cancelled in lieu of an upfront license fee on the effective date of the Amended Alimera Agreement; (ii) for calendar years 2019 and 2020, 50% of earned sales-based royalties in excess of 2% will be offset against the quarterly royalty payments otherwise due from Alimera; (iii) on January 1, 2020, another $5 million will be cancelled, provided, however, that such date of cancellation may be extended under certain circumstances related to Alimera’s regulatory approval process for ILUVIEN for three-year uveitis, with such extension, if any, subject to mutual agreement by the parties; and (iv) commencing in calendar year 2021, 20% of earned sales-based royalties in excess of 2% will be offset against the quarterly royalty payments due from Alimera until such time as the balance of the original $25 million of recoverable commercialization losses has been fully recouped.

Following the completion of the Amended Alimera Agreement, we withdrew our previously filed EU marketing approval application and our EU orphan drug designation for YUTIQ, and Alimera was responsible for filing a Type II variation for ILUVIEN for the treatment of three-year uveitis. In January 2018, Alimera received validation of a Type II variation submitted in December 2017 in all seventeen European countries in which it previously received regulatory approval for ILUVIEN for DME. If the variation is approved, Alimera has reported that it plans to commercialize the three-year uveitis indication under its ILUVIEN trademark.

Approved Durasert Technology Product: RETISERT for Posterior Segment Uveitis

RETISERT is a sustained-release implant based on our Durasert technology platform for the treatment of posterior segment uveitis. Surgically implanted, it delivers 0.59 mg of FA to the back of the eye for approximately 30 months. RETISERT is licensed to Bausch & Lomb, with which we co-developed the product. Approved in the U.S., Bausch & Lomb sells the product and pays sales-based royalties to us.

Approved Durasert Technology Product: VITRASERT for CMV Retinitis

VITRASERT is a sustained-release implant based on our Durasert technology platform for the treatment of cytomegalovirus retinitis, a blinding eye disease that occurs in individuals with advanced acquired immune deficiency syndrome. Surgically implanted, VITRASERT provided sustained delivery of the anti-viral drug ganciclovir for six to eight months. Approved in the U.S. and EU, VITRASERT was licensed to Bausch & Lomb, which discontinued sales in fiscal 2013 following patent expiration.

Development Product: Severe Knee Osteoarthritis Implant

We have developed an implant for the treatment of pain associated with severe knee osteoarthritis (“OA”) in collaboration with Hospital for Special Surgery (“HSS”) pursuant to an Investigatory-Initiated Research Agreement. This implant was evaluated in an investigator-sponsored pilot study of six patients, which has been completed. The implant is composed of a specially manufactured surgical screw containing a Durasert system that delivers dexamethasone directly to the joint on a sustained basis. Dexamethasone is an off-patent corticosteroid that is frequently used for the treatment of OA. Implanted in the non-articulating area of the knee in an outpatient procedure, the implant is designed to provide long-term pain relief and thereby delay the need for knee replacement surgery. This implant represents the first use of our Durasert technology outside of ophthalmology. We believe this design, if successful, could be adapted for severe OA in other large joints. We plan to outlicense our rights to this product.

Feasibility Study Agreements

From time to time we have entered into feasibility study agreements funded by third parties to evaluate our Durasert technology platform for the treatment of ophthalmic and other diseases. We presently are engaged in one such agreement for a back of the eye disease. We intend to continue to identify other companies with compounds that could be successfully delivered with our Durasert and Verisome technology platforms and, through appropriate agreements, seek to generate non-dilutive operating capital from such agreements.

We have received Notices of Allowance from the U.S. Patent and Trademark Office for trademarks DEXYCU™, YUTIQ™, DELIVERING INNOVATION TO THE EYE™ and Durasert™ in the United States. RETISERT® and VITRASERT® are Bausch & Lomb’s trademarks. ILUVIEN® is Alimera’s trademark. The reports we file or furnish with the Securities and Exchange Commission also contain trademarks, trade names and service marks of other companies, which are the property of their respective owners.

Information with respect to ILUVIEN, including regulatory and marketing information, and Alimera’s plans and intentions, reflects information publicly disclosed by Alimera.

Fiscal 2017, fiscal 2016 and fiscal 2015 mean the twelve months ended June 30, 2017, 2016 and 2015, respectively, and fiscal 2018 means the twelve months ending June 30, 2018.

Strategy

Our strategy is to market multiple drugs for use in diseases of the eye. In addition to DEXYCU and YUTIQ, we plan to i) acquire or in-license ophthalmology approved products or product candidates developed by third parties, ii) independently develop non-proprietary drugs in combination with our Durasert or Verisome technology platforms and iii) continue to leverage our Durasert and Verisome technology platforms through collaborations and license agreements, as appropriate. We plan to execute our strategy as follows:

•	Launch and maximize the commercial potential of DEXYCU for post-operative inflammation. In February 2018, the FDA approved DEXYCU for the treatment of postoperative inflammation following cataract surgery. DEXYCU is the first long-acting intraocular product approved by the FDA for the treatment of postoperative inflammation. We plan to launch DEXYCU in the U.S. in the first half of 2019 following the successful scale up of commercial infrastructure and supplies.

•	Obtain regulatory approval for, and maximize the commercial potential of, YUTIQ. On March 19, 2018, the FDA accepted our NDA for YUTIQ and set a PDUFA action date of November 5, 2018. Posterior segment uveitis is a high unmet need area with limited treatment options and the third leading cause of blindness in the U.S. If approved, we expect to launch YUTIQ in the U.S. in the first half of 2019.

•	Acquire or in-license ophthalmology products or product candidates developed by third parties. We plan to potentially expand our portfolio of treatments for eye disease by evaluating for acquisition and/or in-licensing approved products or product candidates in late stage clinical development.

•	Leverage our Durasert and Verisome technologies. We plan to use our proprietary Durasert and Verisome drug delivery technology platforms to independently develop new drug delivery products that use already-approved drugs to treat ophthalmic and other diseases, while continuing to leverage our technology platforms through collaborations and licenses with other pharmaceutical and biopharmaceutical companies, institutions and other organizations. We believe our technologies can provide sustained, targeted delivery of therapeutic agents, resulting in improved therapeutic effectiveness, safer administration and better patient compliance and convenience, with reduced product development risk and cost. We believe that our proven track record of four approved products, all providing sustained release of previously approved drugs, reflects the benefits of this strategy.

•	Develop Sustained Delivery of Off-Patent Drugs. Many drugs are now, or will soon be, off-patent. It is estimated that over the next several years, patent coverage will end on products with world-wide sales aggregating billions of dollars annually. We are using our technology platforms to evaluate potential product candidates that deliver off-patent and generic drugs, primarily focused on ocular diseases with significant market opportunities, where less frequent dosing through sustained delivery and/or targeted delivery at the treatment site would materially improve the effectiveness, safety or convenience of the original drug. By focusing on delivery of already-approved drugs, particularly those requiring potentially shorter clinical development programs, we believe we may be able to reduce the substantial risks and financial investment required for product approval.

•	Continue Partnering with Leading Biopharmaceutical and Pharmaceutical Companies. We intend to continue to partner with leading biopharmaceutical and pharmaceutical companies, institutions and others, where patent protection, development and regulatory costs, expertise and/or other factors make it desirable for us to have a partner. For example, drugs that might be more effectively delivered by our technology platforms or may have extended patent protection could make collaborations with the patent holders attractive. We may also seek to partner the development of product candidates that could materially benefit from sustained delivery, but would require expensive clinical trials or are in treatment areas outside of our technical expertise. We may also seek to partner with companies with drugs coming off patent where our drug delivery technologies could offer an improved product and effectively extend patent protection.

Strategic Collaborations

We have entered into a number of collaboration/license agreements to develop and commercialize our product candidates and technologies. In all of these collaboration agreements, we have retained the right to use and develop the underlying technologies outside of the scope of the exclusive licenses granted.

Alimera

In February 2005, as amended and restated in March 2008, we granted Alimera an exclusive worldwide license to manufacture, develop, market and sell ILUVIEN for the treatment and prevention of human eye diseases other than uveitis pursuant to the Prior Alimera Agreement. We also granted Alimera a worldwide non-exclusive license to manufacture, develop, market and sell certain additional Durasert-based products (1) to deliver a corticosteroid and no other active ingredient by a direct delivery method to the back of the eye solely for the treatment and prevention of eye diseases in humans other than uveitis and (2) to treat DME in humans by delivering a compound by a direct delivery method through an incision no smaller than that required for a 25-gauge or larger needle. The non-exclusive license is limited to those products that, among other things, (i) have a drug core within a polymer layer (with certain limitations regarding chemically bonded combinations of active agents) and (ii) are approved, or designed to be approved, to deliver a corticosteroid and no other active ingredient by a direct delivery to the posterior portion of the eye, or to treat DME by delivering a compound by a direct delivery through an incision required for a 25-gauge or larger needle. We are not permitted to use, or grant a license to any third party to use, the licensed technologies to make or sell any products that are or would be subject to the non-exclusive license granted to Alimera.

In October 2014, Alimera paid us a $25.0 million milestone upon FDA approval of ILUVIEN as provided in in the Prior Alimera Agreement.

In July 2017, we entered into the Amended Alimera Agreement to (i) license our Durasert three-year uveitis product candidate to Alimera for the EMEA under the ILUVIEN tradename and (ii) convert the previous net profit share arrangement on a country-by-country basis to sales-based royalties for DME, uveitis and any other ILUVIEN indications that obtain regulatory approval in various jurisdictions in the future, provided that certain amounts of Alimera’s previous ILUVIEN net commercialization losses can be offset against earned sales-based royalties (as described below). We are entitled to receive a 2% sales-based royalty within 60 days following the end of each quarterly period from September 30, 2017 through calendar year 2018. Commencing January 1, 2019 (or earlier under certain circumstances) the sales-based royalty will increase to 6% on aggregate calendar year net sales up to $75 million and 8% on any calendar year sales in excess of $75 million. Alimera’s share of accumulated ILUVIEN commercialization losses under the original net profit share arrangement (as set forth in the Prior Alimera Agreement), is capped at $25 million. Under the Amended Alimera Agreement, these recoverable losses will be reduced as follows: (i) $10 million was cancelled in lieu of any upfront license fee on the effective date of the Amended Alimera Agreement; (ii) for calendar years 2019 and 2020, 50% of earned sales-based royalties in excess of 2% of net sales will be offset against the quarterly royalty payments due from Alimera; (iii) on January 1, 2020 (or earlier under certain circumstances), another $5 million of the accumulated commercialization losses will be cancelled, provided, however, that such date of cancellation may be extended further under certain circumstances related to Alimera’s regulatory approval process for ILUVIEN for posterior uveitis, with such extension, if any, subject to mutual agreement by the parties; and (iv) commencing in calendar year 2021, 20% of earned sales-based royalties in excess of 2% of net sales will be offset against the quarterly royalty payments due from Alimera until such time as the remaining balance of the original $25 million of commercialization losses has been recouped by Alimera.

Bausch & Lomb

Under a 2003 amended license agreement, Bausch & Lomb has a worldwide exclusive license to make and sell RETISERT and other first-generation products defined in the agreement in return for royalties based on sales. This agreement also covered VITRASERT prior to patent expiration. Bausch & Lomb can terminate its agreement with us without penalty at any time upon 90 days’ written notice.

Pfizer

In June 2011, we entered into an Amended and Restated Collaborative Research and License Agreement with Pfizer, Inc. (“Pfizer”) (the “Restated Pfizer Agreement”) to focus solely on the development of a sustained-release bioerodible micro-insert injected into the subconjunctiva designed to deliver latanoprost for human ophthalmic disease or conditions other than uveitis (the “Latanoprost Product”). Pfizer made an upfront payment of $2.3 million and we agreed to provide Pfizer options under various circumstances for an exclusive, worldwide license to develop and commercialize the Latanoprost Product. On October 25, 2016, we notified Pfizer that we had discontinued development of the Latanoprost Product, which provided Pfizer a 60-day option to acquire a worldwide license in return for a $10.0 million payment and potential sales-based royalties and development, regulatory and sales performance milestone payments. Pfizer did not exercise its option and the Restated Pfizer Agreement automatically terminated on December 26, 2016. Provided that we did not conduct any research and development of the Latanoprost Product through calendar 2017, we retained the right thereafter to develop and commercialize the Latanoprost Product on our own or with a partner. By letter agreement effective as of April 11, 2017, Pfizer officially waived that restriction.

Enigma Therapeutics

Our December 2012 license agreement, amended and restated in March 2013, with Enigma Therapeutics Limited (Enigma) provides Enigma with an exclusive, worldwide, royalty-bearing license for the development of BrachySil (now named OncoSil™), a product candidate for the treatment of pancreatic and other cancers. We received an upfront fee of $100,000 and are entitled to an 8% sales-based royalty, 20% of sublicense consideration and milestones based on aggregate product sales. To date, Enigma has not received regulatory approval for OncoSil in any jurisdiction. Enigma is obligated to pay an annual license maintenance fee of $100,000, creditable during each ensuing twelve-month period against reimbursable patent maintenance costs and sales-based royalties. Annual license maintenance fees of $100,000 were paid in respect of each calendar year from 2013 through 2017. Enigma has the right to terminate this license upon 60 days’ prior written notice.

Research and Development

Our clinical and pre-clinical research programs primarily focus on ophthalmic applications of our technology platforms. Our research and development expenses totaled $14.9 million in fiscal 2017, $14.4 million in fiscal 2016 and $12.1 million in fiscal 2015. Of these amounts, $13.0 million in fiscal 2017, $12.8 million in fiscal 2016 and $10.6 million in fiscal 2015 were incurred for costs of research and development personnel, clinical and pre-clinical studies, contract services, testing and laboratory facilities. The remaining expense of $1.9 million in fiscal 2017, $1.6 million in fiscal 2016 and $1.5 million in fiscal 2015 consisted of non-cash charges for amortization of intangible assets, depreciation of property, plant and equipment and stock-based compensation expense specifically allocated to research and development personnel.

For the nine months ended March 31, 2018 and 2017, our research and development expenses totaled $11.4 million and $10.7 million, respectively. Of these amounts, $10.1 million and $9.3 million for the nine months ended March 31, 2018 and 2017, respectively, were incurred for costs of research and development personnel, clinical and pre-clinical studies, contract services, testing and laboratory facilities. The remaining expense of $1.3 million and

$1.4 million for the nine months ended March 31, 2018 and 2017, respectively, consisted of non-cash charges for amortization of intangible assets, depreciation of property, plant and equipment and stock-based compensation expense specifically allocated to research and development personnel.

During the first quarter of fiscal 2017, we consolidated all of our research and development operations in our facility in Watertown, Massachusetts. We closed our research facility in Malvern, U.K. and terminated the employment of all our employees in that location.

Intellectual Property

We own or license patents in the U.S. and other countries. Our patents generally cover the design, formulation, manufacturing methods and use of our sustained release therapeutics, devices and technologies. Patents for individual products extend for varying periods according to the date of patent filing or grant and legal term of patents in the various countries where patent protection is obtained. The actual protection afforded by a patent, which can vary from country to country, depends upon the type of patent, the scope of its coverage and the availability of legal remedies in the country. Patent term extension may be available in various countries to compensate for a patent office delay or a regulatory delay in approval of the product.

The U.S. patent with which RETISERT is marked expires in March 2019. The last expiring patent covering RETISERT expires in April 2020. The latest expiring patent covering ILUVIEN and YUTIQ expires in August 2027 in the U.S. and in October 2024 in the EU, although extensions have been obtained or applied for through May 2027 in various EU countries. The last of the issued patents covering DEXYCU expires in July 2023, but we have received notices of allowance for two patent applications in the U.S. that, if issued, would cover DEXYCU until 2034 or later.

The following table provides general details relating to our owned and licensed patents (including both patents that have been issued and applications that have been accepted for issuance) and patent applications as of May 31, 2018:

	United States	United States	Foreign	Foreign	Patent
Technology	Patents	Applications	Patents	Applications	Families
Durasert	11	6	72	11	11
Verisome	7	3	27	34	9
Other	15	11	39	47	15

Total	33	20	138	92	35

Employees

We had 30 employees as of May 31, 2018. None of our employees is covered by a collective bargaining agreement.

Manufacturing

We currently plan to use a contract manufacturer for commercial supplies of our DEXYCU approved product. Subject to FDA approval, we plan to source raw materials and components necessary to manufacture YUTIQ through third-party vendors and assemble commercial supplies of finished product ourselves in our Watertown, MA facility. All of our other pre-clinical study and clinical trial supplies for product candidates that utilize our Durasert technology platform have been, and will continue to be, manufactured ourselves. Raw materials and components are available from multiple sources. The manufacture of each of RETISERT and ILUVIEN is the responsibility of our licensees.

Sales and Marketing

We currently are building out our U.S. marketing and sales staff. Members of our leadership team have extensive commercialization experience at previous companies. We plan to launch DEXYCU in the U.S. in the first half of 2019 following the successful scale up of commercial infrastructure and supplies and, if approved by FDA, we expect to also launch YUTIQ in the U.S. in the first half of 2019. We expect to invest in our sales and marketing infrastructure during calendar year 2018 in preparation for the aforementioned product launches. We intend to use an outsourced contract sales organization for the field-based sales representatives and key account managers to promote DEXYCU and YUTIQ to our defined audiences in the U.S., although to date we have not entered into any such agreements. We plan to out-license DEXYCU and YUTIQ for any territories outside the U.S.

Competition

The market for products treating eye diseases is highly competitive and is characterized by extensive research efforts and rapid technological progress. We face substantial competition for our FDA-approved product and our product candidates. Pharmaceutical, drug delivery and biotechnology companies, as well as research organizations, governmental entities, universities, hospitals, other nonprofit organizations and individual scientists, have developed and are seeking to develop drugs, therapies and novel delivery methods to treat diseases targeted by our products and product candidates. Most of our competitors and potential competitors are larger, better established, more experienced and have substantially more resources than we or our partners have. Competitors may reach the market earlier, may have obtained or could obtain patent protection that dominates or adversely affects our products and potential products, and may offer products with greater efficacy, lesser or fewer side effects and/or other competitive advantages. We believe that competition for treatments of back-of-the-eye diseases is based upon the effectiveness of the treatment, side effects, time to market, reimbursement and price, reliability, ease of administration, dosing or injection frequency, patent position and other factors.

Many companies have or are pursuing products to treat eye diseases that are or would be competitive with DEXYCU, ILUVIEN for DME, if approved, YUTIQ or our TKI insert under development for wet AMD. Some of these products and potential products include the following:

•	Inflammation following cataract surgery. There is a high unmet medical need among patients who undergo cataract surgery as the current standard of care to treat the inflammation post-surgery includes a schedule of up to 70 eye drops over a period of 3 - 4 weeks. Ocular Therapeutix Inc. is developing DEXTENZA™, which is a corticosteroid intracanalicular insert placed through the punctum, a natural opening in the eye lid, into the canaliculus, and is designed to deliver dexamethasone to the ocular surface for up to 30 days. Following treatment, DEXTENZA is intended to resorb and exit the nasolacrimal system without the need for removal. DEXTENZA has completed a Phase 3 clinical trial in the U.S. and is currently limited by U.S. law to investigational use only because the product has not been approved by the FDA.

•

DME. Genentech USA Inc.’s LUCENTIS® (ranibizumab) and Regeneron Pharmaceutical’s EYLEA® (aflibercept) are approved in the U.S. and the EU for the treatment of DME. Roche’s lower-cost AVASTIN® is approved to treat various cancers, but is used off-label for treatment of diabetic retinopathy. These products are VEGF inhibitors which are considered first line therapy for DME due to their ability to block the VEGF protein, which at high levels can cause abnormal blood vessels to grow in the eye and leak fluid. Genentech is a wholly-owned member of the Roche Group. Novartis AG has the right to market and sell LUCENTIS outside of the U.S. Regeneron maintains exclusive rights to EYLEA in the U.S., and Bayer HealthCare owns the exclusive marketing rights outside the U.S. LUCENTIS, EYLEA and AVASTIN are all injected into the back of the eye on a monthly or bi-monthly basis. Allergan, Inc.’s OZURDEX® (dexamethasone intravitreal implant), a bioerodible intravitreal implant, has been approved for the treatment of DME, retinal vein occlusion (“RVO”) and posterior segment uveitis, and has a therapeutic duration of several months. As with ILUVIEN, OZURDEX delivers a corticosteroid (dexamethasone) to the back of the eye through an intravitreal injection. However, it only lasts for up to several months, resulting in frequent injections compared to ILUVIEN lasting for up to three years. Other companies, including Genentech, are working on the development of product candidates and extended delivery systems for the potential treatment of DME, including those that act by blocking VEGF and VEGF receptors.

•	Posterior Segment Uveitis. Periocular steroid injections and systemic delivery of corticosteroids are routinely used to treat posterior segment uveitis, which is a chronic, inflammatory condition of the eye. It is treated both aggressively and frequently by physicians in order to minimize the disease “flares”, which are the main cause of vision deterioration and potential blindness. OZURDEX is approved in the U.S. and EU for posterior segment uveitis through an intravitreal bioerodible implant that provides treatment which lasts for several months. As with DME, the several-month effectiveness of OZURDEX can result in frequent intravitreal injections of the implant. AbbVie recently obtained FDA approval for HUMIRA® (adalimumab) for the treatment of all types of non-infectious uveitis (intermediate, posterior and panuveitis) and it is administered subcutaneously every other week for systemic delivery. HUMIRA is a biologic that blocks tumor necrosis factor (TNF) alpha, a naturally occurring cytokine that is involved in normal inflammatory and immune responses. Humira’s retail price in the U.S. is approximately $50,000 per year. Other companies have ongoing trials of posterior segment uveitis treatments, including Santen Pharmaceutical Co. Ltd., which recently received a Complete Response Letter (“CRL”) from the FDA for their filed NDA for sirolimus, which is administered through intravitreal injection every two months. Sirolimus is a mammalian target of rapamycin (mTOR) inhibitor and modulator of the immune system, and is being developed for non-infectious uveitis of the posterior segment. Clearside’s CLS-TA (triamcinolone acetonide, a steroid) for macular edema associated with non-infectious uveitis is in Phase 3 trials and it is administered through a suprachoroidal injection administered every two months. Preliminary clinical data indicate that the suprachoroidal route may reduce the risk of increased intraocular pressure that is typically associated with intraocular injection of steroids.

•	Wet Age-Related Macular Degeneration. Wet AMD, the leading cause of vision loss in people over 65, is most commonly treated with intravitreal injections of biologics that block VEGF. FDA-approved Lucentis and Eylea and off-label use of the anti-cancer Avastin are the leading treatments for wet AMD. These biologics must be injected into the eye as frequently as monthly and typically can lose efficacy over time, resulting in vision loss and return of the disease. Novartis is currently developing an antibody fragment, brolucizumab, with high affinity to all VEGF-A isoforms. The ranibizumab port delivery system (RPDS) is a refillable reservoir system being developed by Genentech and it is designed to gradually release Lucentis (ranibizumab). The drug is released using a diffusion-control mechanism and the port is placed under the conjunctiva, fixed to the pars plana, and no sutures are needed. The port is then refilled as an in-office procedure with the help of a refill needle system that simultaneously introduces the drug into the reservoir and removes any remaining contents. Currently the drug is being investigated in a Phase 2 trial. In cancer therapy, TKIs are taken orally, but their toxicity prevents their systemic use to treat AMD. Graybug Vision’s lead product, GB-102, is an intravitreal injectable depot formulation of a tyrosine kinase inhibitor, sunitinib malate, that blocks multiple angiogenesis pathways. In 2017, Graybug Vision launched the first clinical trial of GB-102 in patients with wet AMD. This Phase 1/2 study is designed to evaluate patients being treated with available intravitreal anti-VEGF agents who are later switched over to just GB-102.

Revenues

We operate in one business segment. The following table summarizes our revenues by type and by geographical location. Revenue is allocated geographically by the location of the subsidiary that earns the revenue.

	Year Ended June 30,
	2017			2016			2015
	U.S.	U. K.	Total	U.S.	U. K.	Total	U.S.	U. K.	Total
	(In thousands)
Revenues:
Collaborative research and development	$6,469	$100	$6,569	$298	$100	$398	$25,311	$100	$25,411
Royalty income	970	—	970	1,222	—	1,222	1,154	—	1,154

	$7,439	$100	$7,539	$1,520	$100	$1,620	$26,465	$100	$26,565

	Nine Months Ended March 31,
	2018			2017
	U.S.	U. K.	Total	U.S.	U. K.	Total
	(In thousands)
Revenues:
Collaborative research and development	$1,025	$100	$1,125	$6,008	$100	$6,108
Royalty income	1,121	—	1,121	730	—	730

	$2,146	$100	$2,246	$6,738	$100	$6,838